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                                                                     EXHIBIT 8.2

                                  June , 1994

WordPerfect Corporation
1555 North Technology Way
Orem, Utah

Dear Gentlemen:

     This opinion is being delivered to you pursuant to Section 6.1 of the Agreement and Plan of Reorganization (the "Agreement") among Novell, Inc., a Delaware corporation ("Novell"), Novell Acquisition Corp., a Delaware corporation, and WordPerfect Corporation, a Utah corporation ("WordPerfect"), dated as of March 21, 1994 and amended as of May 31, 1994. Pursuant to the Agreement and the related Articles of Merger (collectively, the "Merger Agreements"), WordPerfect will merge with and into Novell (the "Merger").

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to WordPerfect in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

          1. The Merger Agreements;

          2. Representations made to us by Novell in a letter reproduced as Exhibit A hereto (the "Novell Letter");

          3. Representations made to us by WordPerfect in a letter reproduced as Exhibit B hereto (the "WordPerfect Letter");

          4. Representations made by certain shareholders of WordPerfect in the WordPerfect Corporation Affiliates Agreement;

          5. The S-4 and Proxy Statement filed with the Securities and Exchange Commission by Novell in connection with the Merger;

          6. An opinion of counsel, received by Novell from Wilson, Sonsini, Goodrich & Rosati, substantially identical in form and substance to this opinion (the "WSG&R Tax Opinion"); and

          7. Such other instruments and documents related to the formation, organization and operation of Novell and WordPerfect or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. The Merger will be effective under the laws of the State of
     Delaware and Utah;
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WordPerfect Corporation                                            June   , 1994
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          3. The shareholders of WordPerfect do not, and will not on or before the Effective Time of the Merger, have an existing plan or intent to dispose of an amount of Novell Common Stock to be received in the Merger
     (or to dispose of WordPerfect capital stock in anticipation of the Merger) such that the shareholders of WordPerfect will not receive and retain a meaningful continuing equity ownership in Novell that is sufficient to satisfy the continuity of interest requirements as specified in Treasury Regulation sec.1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

          4. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treasury Regulation sec.1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of WordPerfect shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to WordPerfect shareholders in exchange for their shares of WordPerfect stock;

          5. No WordPerfect shareholder guaranteed any WordPerfect indebtedness outstanding during the Pre-Merger Period (as defined in the WordPerfect Letter), and at all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of WordPerfect or Novell has or will represent equity for tax purposes and (ii) no outstanding equity of WordPerfect or Novell has or will represent indebtedness for tax purposes;

          6. As to all matters in the Novell Letter or the WordPerfect Letter in which a signatory thereto has represented that such signatory either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement; and

          7. The WSG&R Tax Opinion has been delivered and not withdrawn.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the
Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any WordPerfect shareholder who has provided or will provide services to WordPerfect or Novell will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Novell stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or
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WordPerfect Corporation                                            June   , 1994
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Sections 305, 306, 357, 424, and 708 of the Code, or the regulations promulgated thereunder; (iv) the corporate level tax consequences of the Merger to Novell or WordPerfect, including, without limitation, the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of WordPerfect or Novell, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the tax consequences of any transaction in which WordPerfect stock or a right to acquire WordPerfect stock was received;
and (vi) the tax consequences of the Merger (including the opinion set forth above) as applied to shareholders of WordPerfect and/or holders of options or warrants for WordPerfect stock or that may be relevant to particular classes of WordPerfect shareholders and/or holders of options or warrants for WordPerfect stock such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreements or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.1 of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                            Very truly yours,

                                            BROBECK, PHLEGER & HARRISON